Exhibit (a)(5)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase (as defined below), dated August 4, 2016, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of Shares and holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Relypsa, Inc.

at

$32.00 Net Per Share

by

Vifor Pharma USA Inc.,

an indirect wholly owned subsidiary of

Galenica AG

Vifor Pharma USA Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Galenica AG, a public limited company existing under the laws of Switzerland (“Galenica”), is offering to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Relypsa, Inc., a Delaware corporation (“Relypsa”), at a price of $32.00 per Share (the “Offer Price”) to the seller thereof in cash, without interest and less any applicable withholding taxes, on the terms and subject to the conditions set forth in the offer to purchase, dated August 4, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, AT THE END OF THE DAY ON WEDNESDAY, AUGUST 31, 2016, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The purpose of the Offer is for Galenica, through Purchaser, to acquire control of, and the entire equity interest in, Relypsa. Following the consummation of the Offer, Purchaser intends to effect the Merger (as defined below).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 20, 2016, among Galenica, Purchaser and Relypsa (the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will be merged with and into Relypsa, and Relypsa will be the surviving corporation and an indirect wholly owned subsidiary of Galenica (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than Shares (i) owned by Galenica, Purchaser or Relypsa or any direct or indirect wholly owned subsidiary of Galenica, Purchaser or Relypsa, (ii) irrevocably accepted for purchase pursuant to the Offer, or (iii) held by stockholders who are entitled to demand and who have properly and validly perfected their appraisal rights under Delaware law) will, by virtue of the Merger and without any action by the holder thereof, be converted automatically into the right to receive from Purchaser an amount in cash, without interest and less any applicable withholding taxes, equal to the Offer Price, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. As a result of the Merger, Relypsa will cease to be a publicly traded company and will become indirectly and wholly owned by Galenica. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned on (a) the satisfaction of the Minimum Condition (as described below), (b) the expiration or termination of the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (c) no governmental authority of competent jurisdiction having (i) enacted, issued or promulgated any law (other than the applicable provisions of the HSR Act) that is in effect as of immediately prior to the Expiration Date and has the effect of making the Offer, the acquisition of the Shares by Galenica or Purchaser, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of the Shares by Galenica or Purchaser or the Merger, or (ii) issued or granted any order that is in effect as of immediately prior to the Expiration Date and has the effect of making the Offer, the acquisition of the Shares by Galenica or Purchaser or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Galenica or Purchaser or the Merger, and (d) other customary conditions as described in Section 13 — “Conditions of the Offer” of the Offer to Purchase. There is no financing condition to the Offer.

The Minimum Condition requires that, prior to the Expiration Date, there be validly tendered in the Offer and not properly withdrawn that number of Shares (not including any Shares tendered pursuant to guaranteed delivery procedures for which the underlying Shares have not been delivered) which, together with any Shares then owned by Purchaser, represent at least a majority of all then outstanding Shares, as more fully described in the Offer to Purchase.

At a meeting duly called and held on July 20, 2016, the members of the Relypsa board of directors present at the meeting unanimously (a) determined that it is in the best interests of Relypsa and its stockholders for Relypsa to enter into the Merger Agreement, (b) approved and declared advisable the Merger Agreement, the performance by Relypsa of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, to recommend that the stockholders of Relypsa accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (d) authorized and approved the execution, delivery and performance of the Merger Agreement by Relypsa.

Subject to the provisions of the Merger Agreement, Purchaser and Galenica expressly reserve the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer. Purchaser and Galenica have agreed in the Merger Agreement that they will not, without the prior written consent of Relypsa, waive or modify certain conditions as described in Section 1 — “Terms of the Offer” of the Offer to Purchase. Subject to the provisions of the Merger Agreement, Purchaser reserves the right to, and under certain circumstances Relypsa may require Purchaser to, extend the Offer, as described in Section 1 — “Terms of the Offer” of the Offer to Purchase.

Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In the event that following completion of the Offer a number of shares have been tendered such that Purchaser holds a majority of the issued and outstanding Shares, the Merger will be effected under Section 251(h) of the General Corporation Law of the State of Delaware without a vote of Relypsa’s stockholders.

In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares, an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares (as defined in Section 3 — “Procedures for Tendering Shares” of the Offer to Purchase) or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares” of the Offer to Purchase, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 — “Procedures for Tendering Shares” of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date, as described in Section 4 — “Withdrawal Rights” of the Offer to Purchase. For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 — “Procedures for Tendering Shares” of the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

*****

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Relypsa has provided Purchaser with Relypsa’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and related Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on Relypsa’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash in respect of a tender of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will each be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Holders of Shares are urged to consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them.

The Offer to Purchase and the related Letter of Transmittal and Relypsa’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the United States Securities and Exchange Commission in connection with the Offer contain important information, and each such document should be read carefully and in its entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address, email and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks, trust companies or other nominees. Such copies will be furnished promptly at Purchaser’s expense. Neither Galenica nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or as otherwise described in Section 17 — “Fees and Expenses” of the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

Call Collect (212) 929-5500

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

August 4, 2016